ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1998-1
$ 151,000,788 5.97% Auto Receivables Backed Certificates
For the Year Ended December 31, 2001




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          ____________ ___________ ___________ ________ ____________ _______
 Jan-2001   1,911,417     167,710     186,184    6.93%    5,747,089   17.82%
 Feb-2001   2,046,219     158,201     120,821    4.81%    5,677,670   18.83%
 Mar-2001   2,020,511     148,021     182,884    7.79%    4,364,696   15.48%
 Apr-2001   2,058,987     137,969     143,538    6.60%    3,871,134   14.84%
 May-2001   1,720,520     127,725     100,715    4.97%    3,828,200   15.73%
 Jun-2001   1,785,385     119,165     122,921    6.55%    4,083,706   18.15%
 Jul-2001   1,585,305     110,283     106,840    6.13%    3,911,274   18.71%
 Aug-2001   1,593,881     102,396      13,725    0.85%    3,743,493   19.40%
 Sep-2001   1,488,059      94,467      37,932    2.56%    3,289,456   18.52%
 Oct-2001   1,345,552      87,064      61,162    4.47%    3,065,358   18.67%
 Nov-2001   1,410,975      80,370      23,070    1.85%    2,768,085   18.47%
 Dec-2001   1,259,080      73,350      52,089    4.56%    2,605,211   18.99%

          ____________ ___________ ___________
  Totals   20,225,891   1,406,719   1,151,881

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.